CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in these Registration Statements on Form N-1A of our reports dated June 29, 2023, relating to the financial statements and financial highlights of Strategy Shares Nasdaq 7HANDL™ Index ETF, Strategy Shares Halt Climate Change ETF, Strategy Shares Newfound/ReSolve Robust Momentum ETF, Day Hagan/Ned Davis Research Smart Sector ETF, Day Hagan/Ned Davis Research Smart Sector Fixed Income ETF, and Day Hagan/Ned Davis Research Smart Sector International ETF, and the consolidated financial statements and consolidated financial highlights of Strategy Shares Gold-Hedged Bond ETF, each a series of Strategy Shares, for the year or period ended April 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 25, 2023